EXHIBIT 10.55

THE GOLDMAN SACHS GROUP, INC.

             FIXED ALLOWANCE RSU AWARD

This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the “Plan”), governs your              Fixed Allowance award of RSUs (your “Award”). You should read carefully this entire Award Agreement, which includes the Award Statement and any attached Appendix.

ACCEPTANCE

1. You Must Decide Whether to Accept this Award Agreement. To be eligible to receive your Award, you must by the date specified (a) open and activate an Account and (b) agree to all the terms of your Award by executing the related signature card in accordance with its instructions. By executing the signature card, you confirm your agreement to all of the terms of this Award Agreement, including the arbitration and choice of forum provisions in Paragraph 13.

DOCUMENTS THAT GOVERN YOUR AWARD; DEFINITIONS

2. The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement.

3. Your Award Statement. The Award Statement delivered to you contains some of your Award’s specific terms. For example, it contains the number of Fixed Allowance RSUs awarded to you and any applicable Delivery Dates and Transferability Dates.

4. Definitions. Capitalized terms are defined in the Definitions Appendix, which also includes terms that are defined in the Plan.

VESTING OF YOUR FIXED ALLOWANCE RSUS

5. Vesting. All of your Fixed Allowance RSUs are Vested. When a Fixed Allowance RSU is Vested, it means that your continued active Employment is not required for delivery of that portion of RSU Shares. The terms of this Award Agreement (including conditions to delivery and any applicable Transfer Restrictions) continue to apply to Vested Fixed Allowance RSUs.

DELIVERY OF YOUR RSU SHARES

6. Delivery. Reasonably promptly (but no more than 30 Business Days) after each Delivery Date listed on your Award Statement, RSU Shares (less applicable withholding as described in Paragraph 10(a)) will be delivered (by book entry credit to your Account) in respect of the amount of Outstanding Fixed Allowance RSUs listed next to that date. The Committee or the SIP Committee may select multiple dates within the 30-Business-Day period following the Delivery Date to deliver RSU Shares in respect of all or a portion of the Fixed Allowance RSUs with the same Delivery Date listed on the Award Statement, and all such dates will be treated as a single Delivery Date for purposes of this Award. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc. Without limiting the Committee’s authority under Section 1.3.2(h) of the Plan, the Firm may accelerate any Delivery Date by up to 30 days.

TRANSFER RESTRICTIONS FOLLOWING DELIVERY

7. Transfer Restrictions and Shares at Risk. Fifty percent of the RSU Shares that are delivered on any date, before tax withholding (or, if the applicable tax withholding rate is greater than 50%, all RSU Shares delivered after tax withholding), will be Shares at Risk. This means that if, for example, on a Delivery Date, you are scheduled to receive delivery of 1,000 RSU Shares, and you are subject to a 40% withholding rate, then (a) 400 RSU Shares will be withheld for taxes, (b) 500 RSU Shares delivered to you will be Shares at Risk and (c) 100 RSU Shares delivered to you will not be subject to Transfer Restrictions. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions on Shares at Risk will be void. Within 30 Business Days after the Transferability Date listed on your Award Statement (or any other date on which the Transfer Restrictions are to be removed), GS Inc. will remove the Transfer Restrictions. The Committee or the SIP Committee may select multiple dates within such 30-Business-Day period on which to remove Transfer Restrictions for all or a portion of the Shares at Risk with the same Transferability Date listed on the Award Statement, and all such dates will be treated as a single Transferability Date for purposes of this Award.

DIVIDENDS

8. Dividend Equivalent Rights and Dividends. Each Fixed Allowance RSU includes a Dividend Equivalent Right, which entitles you to receive an amount (less applicable withholding), at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a share of Common Stock, equal to any regular cash dividend payment that would have been made in respect of an RSU Share underlying your Outstanding Fixed Allowance RSUs for any record date that occurs on or after the Date of Grant. In addition, you will be entitled to receive on a current basis any regular cash dividend paid in respect of your Shares at Risk.

EXCEPTIONS TO DELIVERY AND/OR TRANSFERABILITY DATES

9. Accelerated Delivery and/or Release of Transfer Restrictions in the Event of a Qualifying Termination After a Change in Control, Conflicted Employment or Death. In the event of your Qualifying Termination After a Change in Control, Conflicted Employment or death, each as described below, your Outstanding Award will be treated as described in this Paragraph 9.

(a) You Have a Qualifying Termination After a Change in Control. If your Employment terminates when you meet the requirements of a Qualifying Termination After a Change in Control, the RSU Shares underlying your Outstanding Fixed Allowance RSUs will be delivered, and any Transfer Restrictions will cease to apply.

(b) You Are Determined to Have Accepted Conflicted Employment.

(i) Generally. Notwithstanding anything to the contrary in the Plan or otherwise, for purposes of this Award Agreement, “Conflicted Employment” means your employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto) determined by the Committee, if, as a result of such employment, your continued holding of any Outstanding Award would result in an actual or perceived conflict of interest. If your Employment terminates solely because you resign to accept Conflicted Employment or if, following your termination of Employment, you notify the Firm that you are accepting Conflicted Employment, RSU Shares will be delivered in respect of your Outstanding Fixed Allowance RSUs (including in the form of cash as described in Paragraph 10(b)) and any Transfer Restrictions will cease to apply as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.

(ii) You May Have to Take Other Steps to Address Conflicts of Interest. The Committee retains the authority to exercise its rights under the Award Agreement or the Plan (including Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated delivery and/or release of Transfer Restrictions described in Paragraph 9(b)(i) will not apply because such actions are not necessary or appropriate to cure an actual or perceived conflict of interest).

(c) Death. If you die, the RSU Shares underlying your Outstanding Fixed Allowance RSUs will be delivered to the representative of your estate and any Transfer Restrictions will cease to apply as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.

OTHER TERMS, CONDITIONS AND AGREEMENTS

10. Additional Terms, Conditions and Agreements.

(a) You Must Satisfy Applicable Tax Withholding Requirements. Delivery of RSU Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan, which includes the Firm deducting or withholding amounts from any payment or distribution to you (which, notwithstanding anything in Section 3.2.2 of the Plan, may exceed the statutory minimum rate if and to the extent determined by the Committee or the SIP Committee). In addition, to the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant or delivery of this Award by requiring you to choose between remitting the amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of RSU Shares delivered to you under this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s              fiscal year), the Firm, in its sole discretion, may require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of shares of Common Stock delivered to you pursuant to this Award (or any other Outstanding awards granted under the Plan or any predecessor or successor plan thereto). In no event, however, does this Paragraph 10(a) give you any discretion to determine or affect the timing of the delivery of RSU Shares or the timing of payment of tax obligations.

(b) Firm May Deliver Cash or Other Property Instead of RSU Shares. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the RSU Shares, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of RSU Shares will include such deliveries of cash, other securities, other awards under the Plan or other property.

(c) Amounts May Be Rounded to Avoid Fractional Shares. RSU Shares that become deliverable on a Delivery Date and RSU Shares subject to Transfer Restrictions may, in each case, be rounded to avoid fractional Shares.

(d) You May Be Required to Become a Party to the Shareholders’ Agreement. Your rights to your Fixed Allowance RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees (e.g., employees with a similar title or position) of the Firm are required to be a party. If you are a party to the Amended and Restated Shareholders’ Agreement, RSU Shares will be subject to the Amended and Restated Shareholders’ Agreement, but RSU Shares delivered in respect of Fixed Allowance RSUs will not be “Covered Shares” for purposes of Section 2.1(a) thereof.

(e) Firm May Affix Legends and Place Stop Orders on Restricted RSU Shares. GS Inc. may affix to Certificates representing RSU Shares any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement). GS Inc. may advise the transfer agent to place a stop order against any legended RSU Shares.

(f) You Agree to Certain Consents, Terms and Conditions. By accepting this Award you understand and agree that:

(i) You Agree to Certain Consents as a Condition to the Award. You have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable;

(ii) You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning trading in RSU Shares and hedging or pledging RSU Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies with Respect to Personal Transactions Involving GS Securities and GS Equity Awards” or any successor policies), and confidential or proprietary information, and you will effect sales of RSU Shares in accordance with such rules and procedures as may be adopted from time to time (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm);

(iii) You Are Responsible for Costs Associated with Your Award. You will be responsible for all brokerage costs and other fees or expenses associated with your Fixed Allowance RSUs, including those related to the sale of RSU Shares;

(iv) You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Accept Delivery of, or Sell, RSU Shares. You will be deemed to have represented and certified that you have complied with all of the terms of the Plan and this Award Agreement when RSU Shares are delivered to you, you receive payment in respect of Dividend Equivalent Rights and you request the sale of RSU Shares following the release of Transfer Restrictions;

(v) Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the delivery of RSU Shares (including Shares at Risk) or the payment of cash or other property may initially be made into and held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of RSU Shares, cash or other property required by this Award Agreement have been satisfied;

(vi) You Must Comply with Applicable Deadlines and Procedures to Appeal Determinations Made by the Committee, the SIP Committee or SIP Administrators. In order to appeal a determination by the Committee, the SIP Committee, the SIP Administrators, or any of their delegates or designees, you must submit a written request for the appeal within 180 days after receipt of any such determination. You must exhaust all administrative remedies before seeking to resolve a dispute through arbitration pursuant to Paragraph 13 and Section 3.17 of the Plan; and

(vii) You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

11. Non-transferability. Except as otherwise may be provided in this Paragraph 11 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan will apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 11 or Section 3.5 of the Plan will be void. The Committee may adopt procedures pursuant to which some or all recipients of Fixed Allowance RSUs may transfer some or all of their Fixed Allowance RSUs and/or Shares at Risk (which will continue to be subject to Transfer Restrictions until the Transferability Date) through a gift for no consideration to any immediate family member, a trust or other estate planning vehicle approved by the Committee or SIP Committee in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest.

12. Right of Offset. Except as provided in Paragraph 15(h), the obligation to deliver RSU Shares, to pay dividends or payments under Dividend Equivalent Rights or to remove the Transfer Restrictions under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

ARBITRATION, CHOICE OF FORUM AND GOVERNING LAW

13. Arbitration; Choice of Forum.

(a) BY ACCEPTING THIS AWARD, YOU ARE INDICATING THAT YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN WILL APPLY TO THIS AWARD. THESE PROVISIONS, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE, PROVIDE AMONG OTHER THINGS THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT WILL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN; PROVIDED THAT NOTHING HEREIN SHALL PRECLUDE YOU FROM FILING A CHARGE WITH OR PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY ANY GOVERNMENTAL AUTHORITY, INCLUDING BUT NOT LIMITED TO THE SEC AND THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION.

(b) To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

(c) Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.

(d) All references to the New York Stock Exchange in Section 3.17 of the Plan will be read as references to the Financial Industry Regulatory Authority.

(e) The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(f) Nothing in this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state, or local employment laws.

14. Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

CERTAIN TAX PROVISIONS

15. Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 15 apply to you only if you are a U.S. taxpayer.

(a) This Award Agreement and the Plan provisions that apply to this Award are intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Paragraph 15 and the other provisions of this Award Agreement, this Paragraph 15 will govern.

(b) Delivery of RSU Shares will not be delayed beyond the date on which all applicable conditions or restrictions on delivery of RSU Shares required by this Agreement (including those specified in Paragraphs 6, 7, 9(c) and 10 and the consents and other items specified in Section 3.3 of the Plan) are satisfied. To the extent that any portion of this Award is intended to satisfy the requirements for short-term deferral treatment under Section 409A, delivery for such portion will occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. 1.409A-1(b)(4) in order for the delivery of RSU Shares to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on delivery to be satisfied, the Committee elects, pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of RSU Shares to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including Reg. 1.409A-2(b)(7) (in conjunction with

Section 3.21.3 of the Plan pertaining to Code Section 162(m)) and Reg. 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

(c) Notwithstanding the provisions of Paragraph 10(b) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your Fixed Allowance RSUs will not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the RSU Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).

(d) Notwithstanding the timing provisions of Paragraph 9(c), the delivery of RSU Shares referred to therein will be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).

(e) The timing of delivery or payment pursuant to Paragraph 9(a) will occur on the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the termination of Employment occurs; provided, however, that, if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), delivery will occur on the earlier of the Delivery Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment (or, if the latter date is not during a Window Period, the first trading day of the next Window Period). For purposes of Paragraph 9(a), references in this Award Agreement to termination of Employment mean a termination of Employment from the Firm (as defined by the Firm) which is also a separation from service (as defined by the Firm in accordance with Section 409A).

(f) Notwithstanding any provision of Paragraph 8 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding Fixed Allowance RSUs will be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a share of Common Stock the record date for which occurs on or after the Date of Grant. The payment will be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the RSU Shares underlying such Outstanding Fixed Allowance RSUs.

(g) The timing of delivery or payment referred to in Paragraph 9(b)(i) will be the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment will be made, and any Committee action referred to in Paragraph 9(b)(ii) will be taken, only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.

(h) Paragraph 12 and Section 3.4 of the Plan will not apply to Awards that are 409A Deferred Compensation except to the extent permitted under Section 409A.

(i) Delivery of RSU Shares in respect of any Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A Deferred Compensation, only to the extent that the later delivery is permitted under Section 409A).

(j) You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the delivery.

AMENDMENT AND CONSTRUCTION

16. Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award or the timing of delivery of RSU Shares will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.

17. Construction, Headings. Unless the context requires otherwise, (a) words describing the singular number include the plural and vice versa, (b) words denoting any gender include all genders and (c) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

DEFINITIONS APPENDIX

The following capitalized terms are used in this Award Agreement with the following meanings:

(a) “409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.

(b) “Conflicted Employment” means your employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto) determined by the Committee, if, as a result of such employment, your continued holding of any Outstanding Award would result in an actual or perceived conflict of interest.

(c) “Qualifying Termination After a Change in Control” means that the Firm terminates your Employment other than for Cause or you terminate your Employment for Good Reason, in each case, within 18 months following a Change in Control.

(d) “SEC” means the U.S. Securities and Exchange Commission.

(e) “Shares at Risk” means RSU Shares subject to Transfer Restrictions.

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in the Plan.

(a) “Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.

(b) “Award Agreement” means the written document or documents by which each Award is evidenced, including any Award Statement.

(c) “Award Statement” means a written statement that reflects certain Award terms.

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

(e) “Cause” means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

(f) “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).

(g) “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(h) “Common Stock” means common stock of GS Inc., par value $0.01 per share.

(i) “Covered Person” means a member of the Board or the Committee or any employee of the Firm.

(j) “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

(k) “Delivery Date” means each date specified in the Grantee’s Award Agreement as a delivery date, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

(l) “Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.

(m) “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

(n) “Firm” means GS Inc. and its subsidiaries and affiliates.

(o) “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

(p) “Grantee” means a person who receives an Award.

(q) “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

(r) “Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

(s) “RSU” means a restricted stock unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.

(t) “RSU Shares” means shares of Common Stock that underlie an RSU.

(u) “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

(v) “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.

(w) “SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.

(x) “Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.

(y) “Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.

(z) “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.

(aa) “Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).